Exhibit 10.08

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

EFFECTIVE AS OF December 11, 2024

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
ARTICLE II PURPOSE AND HISTORY OF THE PLAN		5
2.1	Purpose and History	5
ARTICLE III SEVERANCE BENEFITS		5
3.1	Severance Benefits	5
3.2	Equity-Based Compensation Awards	6
3.3	Release	7
3.4	Voluntary Termination; Termination for Cause, Disability, or Death	7
3.5	Form and Time of Benefit	7
3.6	Code Section 280G	8
3.7	Employment by Buyer	8
3.8	Termination in Anticipation of Change in Control	9
ARTICLE IV CLAIMS PROCEDURE		9
4.1	Claims	9
4.2	Arbitration	10
ARTICLE V FUNDING OF THE PLAN		12
5.1	Source of Benefits	12
ARTICLE VI ADMINISTRATION OF THE PLAN		12
6.1	Plan Administration and Interpretation	12
6.2	Powers, Duties and Procedures, Etc	12
6.3	Information	12
6.4	Indemnification of Plan Administrator	12
ARTICLE VII AMENDMENT AND TERMINATION OF THE PLAN		13
7.1	Right to Amend	13
7.2	Plan Term	13
7.3	Effect of Termination	13
ARTICLE VIII MISCELLANEOUS PROVISIONS		13
8.1	Non-Disparagement	13
8.2	No Guarantee of Employment	14
8.3	Payments to Minors and Incompetents	14
8.4	No Vested Right to Benefits	14
8.5	Non-alienation of Benefits	14
8.6	Jurisdiction	15
8.7	Severability	15
8.8	Tax Withholding	15
8.9	Overpayment	15
8.10	Clawback	15
8.11	Successors	15
8.12	Compliance with 409A	16

i

AMENDED AND RESTATED
RANGE RESOURCES CORPORATION
EXECUTIVE CHANGE IN CONTROL
SEVERANCE BENEFIT PLAN

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless otherwise required by context, the capitalized terms used herein shall have the meanings set forth below.

(a) “Base Salary” means the Employee’s annual base salary in effect immediately prior to the termination of employment. Base Salary shall not include bonus, incentive pay, overtime pay, auto or travel allowance, or any other benefits, items of compensation or special allowances for which the Employee is eligible.

(b) “Beneficiary” means the individual or other legal entity designated by the Eligible Employee in the manner and form approved by the Plan Administrator, or, if there is no such designation or such Beneficiary does not survive the Eligible Employee, the Eligible Employee’s surviving spouse, or, if none, the Eligible Employee’s estate.

(c) “Benefit Multiple” means multiple set forth in the participation agreement executed by the Eligible Employee.

(d) “Board” means the Board of Directors of the Company.

(e) “Bonus” means the greater of (i) the Employee’s target annual short term incentive award (the “Target Bonus”) in effect immediately prior to an Involuntary Termination or (ii) the average of the annual short term incentive awards paid or awarded to the Employee for the three fiscal years (or fewer annual periods, to the extent the Employee did not participate in the annual short term incentive award program in all three fiscal years) immediately prior to the Involuntary Termination.

(f) “Cause” means (i) an act or acts of dishonesty by an Eligible Employee constituting a felony under applicable law, (ii) any act resulting or intending to result directly or indirectly in gain to or personal enrichment of the Eligible Employee at the Employer’s expense, and/or (iii) any act in material violation of applicable law or the Employer’s policies or code of conduct in the performance of the Eligible Employee’s duties. Notwithstanding the foregoing, the Eligible Employee shall not be deemed to have been terminated for Cause unless and until the Company delivers to the Eligible Employee a copy of a resolution finding that in the good faith opinion of the Board the Eligible Employee was guilty of conduct constituting Cause as provided in clause (i), (ii) or (iii) above, which resolution shall have been duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held (after reasonable notice and opportunity for the Eligible Employee, together with counsel, to be heard before the Board) for the purpose of considering whether Cause exists. If an Employee disagrees with a Board determination that Cause exists with respect to such Employee, the Employee may file a claim pursuant to Article IV within 30 days after Employee’s receipt of the resolution of the Board finding that Cause exists.

(g) “Change in Control” means the occurrence of any of the following events:

(i) Change in Board Composition. The following individuals cease for any reason to constitute a majority of the number of directors then serving: (A) individuals who constitute the members of the Board as of the Effective Date (the “Incumbent Directors”) and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including proxies or consent solicitation, relating to the election of directors of the Company) whose appointment, election, or nomination was approved by at least 50% of the directors then still in office who were either Incumbent Directors or whose appointment, election or nomination for election was previously so approved or recommended.

(ii) Business Combination. Consummation of (x) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company in one or a series of related transactions, or (y) the acquisition of assets or stock of another entity by the Company (either, a “Business Combination”), excluding any Business Combination pursuant to which all three of the following requirements are met:

(A) the beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) (“Beneficial Owners”) of the outstanding shares of common stock of the Company (the “Outstanding Stock”) and the combined voting power of the outstanding securities entitled to vote in the election of directors of the Company (the “Outstanding Company Voting Securities”) immediately prior to such Business Combination continue to be Beneficial Owners, in substantially the same proportions, of more than 60% of the outstanding securities and the combined voting power of the surviving entity or ultimate parent thereof (the “Surviving Corporation”) following such Business Combination;

(B) no Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934) (“Group”) becomes the Beneficial Owner of 35% or more of either the outstanding securities or the combined voting power of the outstanding securities entitled to vote in the election of directors (or similar governing body) of the Surviving Corporation; and

(C) Incumbent Directors at the time of the execution of the initial agreement or the Board approval of the Business Combination constitute at least a majority of the board of directors (or similar governing body) of the Surviving Corporation;

(iii) Stock Acquisition. Any Person or Group becomes the Beneficial Owner of 35% or more of either the Outstanding Stock or the Outstanding

Company Voting Securities, other than through transactions (A) directly from the Company, or (B) pursuant to a Business Combination which complies with clauses (A), (B) and (C) of Section 1.1(g)(ii); or

(iv) Liquidation. Approval by the stockholders of the Company (or, if no approval is required, the consummation) of a complete liquidation or dissolution of the Company.

(h) “Code” means the Internal Revenue Code of 1986, as amended.

(i) “Company” means Range Resources Corporation and any successor thereto, including any “Buyer” as defined in Section 3.7.

(j) “Disability” means the Employee either (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(k) “Effective Date” refers to the effective date of this amendment and restatement, and means December 11, 2024.

(l) “Eligible Employee” means each Employee who is designated by the Plan Administrator, in its sole discretion, as a member of a select group of management or highly compensated Employees and is eligible to receive severance benefits under this Plan and who executes and returns to the Plan Administrator a participation agreement setting forth the Eligible Employee’s Benefit Multiple and any other terms and conditions of Plan participation and pursuant to which the Eligible Employee agrees to be subject to the terms of the Plan and such participation agreement.

(m) “Employee” means any individual who is employed by the Employer. For avoidance of doubt, Employee shall not include an independent contractor, a leased employee, a consultant or any other individual who is not characterized by the Company as an employee.

(n) “Employer” means (i) the Company and each (direct and indirect) parent and Subsidiary of the Company, (ii) any successor to the Company by reorganization, merger or other consolidation or by acquisition of assets of the Company upon and following a Change in Control (including a Buyer as defined in Section 3.7), and (iii) all successors to such Persons described in the foregoing clause (ii).

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p) “Good Reason” means any of the following, without the Employee’s written consent:

(i) A material diminution in the Employee’s duties, authority or responsibilities;

(ii) A reduction of 10% or more in either (A) the Employee’s Base Salary or (B) the Employee’s Target Bonus, in each case as in effect immediately prior to the Change in Control; or

(iii) A required relocation of the Employee’s principal place of employment by more than 30 miles from such Employee’s principal place of employment immediately prior to the Change in Control.

If the Employee believes that an event constituting Good Reason has occurred, the Employee must notify the Plan Administrator and the Employer within 90 days of the first occurrence of the event (the “Good Reason Notice”). The Employer shall have 30 days after receipt of the Good Reason Notice during which to remedy such event. If the Employer does not remedy such event within such 30-day period, the Employee may terminate the Employee’s employment for Good Reason at any time within the following 30-day period by giving written notice to the Employer, which termination will be an Involuntary Termination, and if the Good Reason event occurred during the Protection Period, such termination of employment shall be deemed to have occurred in the Protection Period. If the Employer determines that Good Reason does not exist, the Employer must provide written notice of such determination, which shall include the reasons for such determination, to the Employee within 30 days after receipt of the Good Reason Notice. The Employee may file a claim pursuant to Article IV within 30 days after the Employee’s receipt of the Employer’s written determination.

(q) “Involuntary Termination” means, with respect to any Eligible Employee, (i) a resignation of employment by such Eligible Employee for Good Reason or (ii) a termination of such Eligible Employee’s employment by the Employer other than for Cause or Disability.

(r) “Person” means any individual, group, partnership, limited liability company, corporation, association, trust, or other entity or organization, except that for purposes of Section 1.1(g), such term shall not include the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, or an underwriter temporarily holding securities pursuant to an offering of such securities.

(s) “Plan” means this Amended and Restated Range Resources Corporation Executive Change in Control Severance Benefit Plan, as amended from time to time.

(t) “Plan Administrator” means the Compensation Committee of the Board, or other designee appointed by the Compensation Committee, unless changed by resolution of the Board. Notwithstanding the foregoing, from and after a Change in Control, the Plan

Administrator shall be comprised of the members of the Company’s Compensation Committee in effect immediately prior to the effective date of the Change in Control, or their designees.

(u) “Protection Period” means the period beginning with the occurrence of a Change in Control and ending on the second anniversary thereof.

(v) “Subsidiary” means each corporation, joint venture, partnership, limited liability company or other Person in which the Company or a parent of the Company owns, directly or indirectly more than 50% of the total combined voting power of all equity interests or more than 50% of the profits interest or capital interest of such entity.

(w) “Transaction Date” means the date on which the Change in Control was consummated.

ARTICLE II
PURPOSE AND HISTORY OF THE PLAN

2.1 Purpose and History. The purpose of this Plan is to provide for the payment of severance benefits to Eligible Employees upon an Involuntary Termination, or other applicable circumstances, within the Protection Period. The Plan was originally adopted effective as of March 28, 2005. This amendment and restatement is effective as of the Effective Date.

ARTICLE III

SEVERANCE BENEFITS

3.1 Severance Benefits. Any Eligible Employee who incurs an Involuntary Termination during the Protection Period shall receive the following severance benefits, subject to Sections 3.3, 3.4 and such other the limitations contained in this Plan.

(a) Severance Payment. A cash payment equal to the sum of the following:

(i) Any earned but unpaid annual short term incentive award for the calendar year prior to the date of the Involuntary Termination;

(ii) The Benefit Multiple times the sum of the (x) Base Salary in effect immediately prior to the Involuntary Termination, and the (y) Bonus; and

(iii) A prorated annual short term incentive award for the year of the Involuntary Termination calculated on the basis of the number of days the Eligible Employee was employed in such year and the greater of (x) the Eligible Employee’s Target Bonus for such year, or (y) the Eligible Employee’s annual short term incentive award that would be payable based on the actual performance metrics for such year as of the date of the Involuntary Termination (as determined by the Plan Administrator).

The above cash payment shall be reduced for any applicable withholding taxes and any adjustments in accordance with Section 3.6.

(b) Welfare Benefit Insurance Continuation. For a period, from the date of the Involuntary Termination, equal to the product of twelve months multiplied by the Benefit Multiple, the Eligible Employee (and, if applicable, the Eligible Employee’s spouse and dependents) shall continue to be eligible to participate in any medical, dental, vision, prescription drug, life, short-term disability, and long-term disability benefit plan in which such person(s) were participating immediately prior to the date of the Involuntary Termination. To be eligible for the continuing coverage provided for in this Section 3.1(b), the Eligible Employee shall be required to pay the Employer an amount equal to the premiums, or portion thereof, that the Eligible Employee was required to pay to maintain such coverages for such person(s) immediately prior to the Involuntary Termination. If such continued participation is impermissible or such plans or arrangements are terminated or discontinued, then the Employer shall arrange to provide such person(s) with coverage substantially similar to that which such person(s) would otherwise have been entitled to receive under such plans and arrangements. Such continuing coverage shall not impact any other benefit plan coverage for which an Eligible Employee may be eligible under any retiree health and welfare plans, policies or arrangements of the Employer. Any coverage provided pursuant to this Section 3.1(b) shall run concurrently with statutorily required health coverage (e.g., COBRA) for which the Eligible Employee and his/her dependents may be eligible. Notwithstanding anything herein to the contrary, the Employer shall take all commercially reasonable actions necessary such that neither the coverage nor the benefits provided to the Eligible Employee pursuant to this Section 3.1(b) will subject the Eligible Employee to taxes under Section 105 or 106 of the Code; provided that the Employer shall not be liable to the Eligible Employee for any taxes thereunder.

3.2 Equity-Based Compensation Awards.

Notwithstanding anything to the contrary in any applicable equity award agreement or other plan or arrangement maintained or sponsored by the Employer:

(a) If a Change in Control occurs and the equity-based compensation awards held by the Eligible Employee are not assumed or replaced by the Surviving Corporation, or do not otherwise remain outstanding, all outstanding awards shall become fully vested as of the Transaction Date and shall no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements; provided however, with respect to any such compensation that is subject to Section 409A of the Code, the payment or settlement of such award shall be accelerated only upon a “change of control event,” as defined in Section 409A and the Treasury regulations thereunder.

(b) If the equity-based compensation awards held by the Eligible Employee are assumed or replaced by the Surviving Corporation, or otherwise remain outstanding, and an Eligible Employee incurs an Involuntary Termination within the Protection Period, all outstanding awards shall become fully vested as of the date of the Involuntary Termination; provided, however, with respect to any such compensation that is subject to Section 409A of the Code, the payment or settlement of such award shall be accelerated only upon a “change of control event,” or a “separation from service” as defined in Section 409A and the Treasury regulations thereunder.

Any equity-based compensation awards accelerated pursuant to this Section 3.2 which are subject to performance-based vesting conditions shall accelerate and vest based on the greater of (x) the target level of performance achievement, or (y) the actual level of performance achievement as of immediately prior to the applicable vesting acceleration event (as determined by the Plan Administrator). Except as expressly set forth above, equity-based compensation awards vested pursuant to the foregoing shall be settled (if applicable) and paid to the Eligible Employee pursuant to Section 3.5.

For the avoidance of doubt, any equity-based compensation award issued prior to the Effective Date and outstanding as of the date of a Change in Control shall accelerate and fully vest upon the occurrence of the Change in Control event.

3.3 Release. Each Eligible Employee shall, as a precondition to the delivery of any payments or benefits or acceleration of vesting otherwise due hereunder, execute and deliver to the Employer, and not revoke, a general release of all employment related claims of every kind in substantially the form attached hereto as Attachment A (as the same may be updated to reflect then current legal requirements). Unless such release becomes irrevocable within 60 days following the date of the Eligible Employee’s date of Involuntary Termination, the Eligible Employee shall not be entitled to any payments or benefits or acceleration of vesting otherwise due hereunder.

3.4 Voluntary Termination; Termination for Cause, Disability, or Death. Notwithstanding any other provision in the Plan to the contrary, any Eligible Employee (i) who voluntarily terminates or resigns from employment with the Employer, other than for Good Reason, during the Protection Period, or (ii) whose employment is terminated by the Employer for Cause during the Protection Period, shall receive no benefits under Section 3.1 or 3.2 of the Plan. Any Eligible Employee whose employment terminates on account of Disability or death during the Protection Period shall receive no severance benefits under the Plan.

3.5 Form and Time of Benefit. Any severance payment that becomes payable under Section 3.1 shall be paid in a lump sum in cash, and any benefits under Section 3.2 shall be settled, as soon as administratively practicable following the date the Eligible Employee’s release becomes irrevocable as provided in Section 3.3 and in all events not later than the March 15 of the year following the year in which the Eligible Employee’s Involuntary Termination occurs; provided, however, with respect to an Eligible Employee who is, on the date of his Involuntary Termination, a “specified employee,” as defined in the Treasury Regulations under Section 409A of the Code, such payment shall be paid on the first day that is six months from the Eligible Employee’s Involuntary Termination (or, if earlier, such Eligible Employee’s death) if such payment does not qualify as an exempt “short-term deferral” or “separation payment” under Section 409A of the Code and, if not so delayed, would be subject to the additional tax under Section 409A of the Code.

3.6 Code Section 280G. Notwithstanding anything to the contrary herein, if an Eligible Employee is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits provided for under this Plan, together with any other payments and benefits which the Eligible Employee has the right to receive from the Company or any of its affiliates, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code), then such payments and benefits shall be either reduced so that the present value of such total amounts and benefits received by the Eligible Employee from the Company and its affiliates will be either (i) one dollar ($1.00) less than three (3) times the Eligible Employee’s “base amount” (as defined in section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by the Eligible Employee shall be subject to the excise tax imposed by Section 4999 of the Code, or (ii) paid in full; whichever produces the better net after-tax position to the Eligible Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes, including any federal, state, municipal, and local income or employment taxes).

The reduction of payments and benefits under this section, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind in a similar order, in all instances in accordance with Section 409A.

The determination as to whether any such reduction in the amount of the payments and benefits is necessary to reduce or eliminate the excise tax imposed under Section 4999 of the Code shall be made by the Company (or independent accountant or tax counsel designated by the Company) in good faith, which determination may be made based on reasonable assumptions and approximations and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

If a reduced payment or benefit is made and through error or otherwise that payment or benefit, when aggregated with all other payments and benefits from the Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three (3) times the Eligible Employee’s base amount, then the Eligible Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. The fact that an Eligible Employee’s right to payments or benefits may be reduced by reason of the limitations contained in this Section will not limit or otherwise affect any other rights of the Eligible Employee. All determinations required by this section will be made at the expense of the Employer. Nothing in this Plan shall require the Employer to be responsible for, or have any liability or obligation with respect to, the Eligible Employee’s excise tax liabilities under Section 4999 of the Code.

3.7 Employment by Buyer. Notwithstanding the foregoing provisions of this Article III, if there shall be a Change in Control in which the Company is not a surviving corporation, and the

Eligible Employee is offered or continues employment, as the case may be, (on terms that would not give rise to Good Reason if such employment was with the Employer) with the purchaser or Person into which the Company is merged or consolidated, as applicable, or any of its affiliates (the “Buyer”) upon consummation of such transaction, then the Eligible Employee shall be entitled to severance as provided in Section 3.1 and Section 3.2 only if an Involuntary Termination with such Buyer occurs within the Protection Period.

3.8 Termination in Anticipation of Change in Control. If an Eligible Employee’s termination within the six-month period prior to a Change in Control qualifies as a Involuntary Termination and such Eligible Employee reasonably demonstrates that such termination, or act or event giving rise to Good Reason occurred in connection with, or in anticipation of, a Change in Control event, then for all purposes hereof, the Eligible Employee’s termination shall be deemed to have occurred on the date of a Change in Control. Any claim by an Eligible Employee that an Involuntary Termination occurred in connection with or in anticipation of a Change in Control shall be submitted to the Plan Administrator pursuant to Article IV within 90 days following the Change in Control. Within 30 days following such claim, the Plan Administrator shall determine whether or not an Involuntary Termination occurred in connection with or in anticipation of the Change in Control.

ARTICLE IV

CLAIMS PROCEDURE

4.1 Claims. This Section 4.1 sets forth the procedures governing claims for benefits under the Plan. Claims for benefits by an Eligible Employee or a Beneficiary (a “Claimant”) must be in writing and mailed or delivered to the Plan Administrator.

(a) Notice of Benefit Determination. Within a reasonable period of time, but not more than 10 days after receipt of a claim, a decision will be made thereon, unless special circumstances require an extension of time for processing the claim. If such extension is required, written notice shall be furnished to the Claimant within 10 days of the date the claim was filed stating the specific circumstances requiring an extension of time and the date by which a decision on the claim can be expected, which shall be no more than 40 days from the date the claim was filed. If no notice of denial is provided as described herein, the Claimant may appeal as though the claim had been denied.

If the Plan Administrator denies a claim for benefits under the Plan in whole or in part, he or she will give written notice thereof to the Claimant, setting forth in a manner calculated to be understood by the Claimant (i) the specific reason or reasons for the denial, (ii) specific reference to the pertinent Plan provisions on which the denial is based, (iii) a description of any additional materials or information necessary for the Claimant to perfect the claim, (iv) an explanation of why such material or information is necessary, (v) how and when to appeal the decision, and (vi) the right of the Claimant to submit a claim to binding arbitration, pursuant to Section 4.2, after completing the appeal process described below.

Such notice also will explain that, upon written request mailed or delivered to the Plan Administrator within 60 days after such denial, Claimant may have a full and fair review by the Plan Administrator of the decision denying the claim.

(b) Full and Fair Review of Adverse Benefit Determination. Such review will be conducted by the Plan Administrator in a hearing at his or her office at such time as he or she designates. The Plan Administrator will give written notice of such place and time to the Claimant a reasonable time before the hearing. At the hearing, the Claimant may present evidence, examine the evidence against the Claimant, review pertinent documents, submit issues, comments, documents, records or other information to support the Claimant’s rights to benefits (without regard to whether such information was submitted or considered in the initial claim), and make arguments, all in person, in writing, by counsel or any combination thereof. The Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim. The Plan Administrator may apply such reasonable rules of evidence as he or she deems appropriate.

(c) Notice of Benefit Determination on Review. Within a reasonable time after the hearing, not later than 10 days after the Plan Administrator receives the request for review (unless, due to unusual circumstances this period is extended by up to 30 additional days if the Claimant is given notice of the extension before the initial 10 days has expired), the Plan Administrator will make a decision and give the Claimant written notice thereof, setting forth (i) the specific reasons for the decision, written in a manner calculated to be understood by the Claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim, and (iv) a statement about the Claimant’s right to submit a claim to arbitration pursuant to Section 4.2 below. The Plan Administrator has sole discretion to make decisions hereunder and such decisions shall be final and binding.

4.2 Arbitration. In the event any claim, demand, cause of action, dispute, controversy or other matter in question (“Claim”) arises out of this Plan (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Employer may have against an Employee or that an Employee may have against the Employer, or any of the Employer’s affiliates, or any of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, and is not resolved by the mutual written agreement between the Employee and the Employer, or otherwise, within 10 days after notice of determination on review is provided pursuant to Section 4.1, then, upon the written request of the Employee or the Employer, such dispute or controversy shall be submitted to binding arbitration following the exhaustion of the claims procedures described in Section 4.1 above. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA or the FAA does not apply, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or other rules of the AAA as applicable to the claims asserted. If a party refuses to honor its obligations under this Section, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability of this Section, including any claim that all or part of the Plan is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Tarrant County, Texas, and that any arbitration commenced in any other venue will be transferred to Tarrant County, Texas, upon the written request of a party to the arbitration. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by the Employee, one arbitrator will be selected by the Employer, and the two arbitrators so selected will select a third arbitrator; provided that (x) the Employee or the Employer shall use reasonably diligent efforts to select their respective arbitrator within 60 days after a matter is submitted to arbitration and (y) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitrators may use the AAA rules, but are encouraged to adopt rules the arbitrators deem appropriate to accomplish the arbitration quickly and inexpensively. Accordingly, the arbitrators may (i) dispense with any formal rules of evidence and allow hearsay testimony so as to limit the number of witnesses required, (ii) act upon their understanding or interpretation of the law on any issue without the obligation to research the issue or accept or act upon briefs on the issue prepared by any party, (iii) limit the time for presentation of any party’s case as well as the amount of information or number of witnesses to be presented in connection with any hearing (provided that each party shall have the right to call at least three witnesses), and (iv) impose any other rules which the arbitrators believe appropriate to effect a resolution of the claims quickly and inexpensively. The types and amount of discovery shall be conducted in accordance with the Federal Rules of Civil Procedure. The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties. Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to the Employee and the Employer no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this Section, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. THE EMPLOYEE ACKNOWLEDGES THAT BY PARTICIPATING IN THE PLAN, THE EMPLOYEE IS WAIVING ANY RIGHT THAT THE ELIGIBLE EMPLOYEE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL IN CONNECTION WITH, OR RELATING TO, A CLAIM BROUGHT UNDER SECTION 4.1 HEREOF.

ARTICLE V

FUNDING OF THE PLAN

5.1 Source of Benefits. Benefits under the Plan shall be unfunded and shall be provided from the general assets of the Employer.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1 Plan Administration and Interpretation. The Plan Administrator shall oversee the administration of the Plan. The Plan Administrator shall have complete control and authority to determine the rights and benefits of all claims, demands and actions arising out of the provisions of the Plan of any Employee, Beneficiary, deceased Employee, or other person having or claiming to have any interest under the Plan. The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Employees and any person claiming under or through any Employee, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously. Any individual(s) serving as Plan Administrator who is an Eligible Employee will not vote or act on any matter pertaining solely to himself or herself. When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by an Employee, a Beneficiary, or the Employer. The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

6.2 Powers, Duties and Procedures, Etc. The Plan Administrator shall have such powers and duties, may adopt such rules, may act in accordance with such procedures, may appoint such officers or agents, and may delegate such powers and duties, as it shall determine in its sole discretion.

6.3 Information. To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the Base Salary, Bonus, Target Bonus, and other compensation and benefits of Eligible Employees, their employment, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

6.4 Indemnification of Plan Administrator. The Employer agrees to indemnify and to defend to the fullest extent permitted by law any director(s), officer(s), or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator), or to whom any administrative duties with respect to the Plan have been delegated, against all liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Employer) occasioned by any act or omission to act in connection with the Plan, if such act or omission was performed in good faith.

ARTICLE VII

AMENDMENT AND TERMINATION OF THE PLAN

7.1 Right to Amend. Notwithstanding any provision of any other communication, either oral or written, made by the Employer, by the Plan Administrator, or by any other individual or entity to employees, to any service provider, or to any other individual or entity, the Plan Administrator reserves the absolute and unconditional right to amend the Plan from time to time on behalf of the Employer, including the right to reduce or eliminate benefits provided pursuant to the provisions of the Plan as such provisions currently exist or may hereafter exist, and the right to amend prospectively or retroactively; provided, however, no amendment made effective during the Protection Period may decrease or diminish in any manner any rights or benefits of any person who was an Eligible Employee under this Plan on the Change in Control without such Eligible Employee’s prior written consent. All amendments to the Plan shall be in writing and executed by a duly authorized representative of the Plan Administrator, and any oral statements or representations made by the Employer, by the Plan Administrator, or any other individual or entity that alter, modify, amend, or are inconsistent with the written terms of the Plan shall be invalid and unenforceable and may not be relied upon by any Employee, Beneficiary, service provider, or other individual or entity.

7.2 Plan Term. This Plan was effective as of its adoption by the Board and shall continue in effect until, and may be terminated at any time upon, resolution of the Board; provided, however, if prior to any such resolution the Company shall have entered into an agreement (as described below) with a Person that would, if consummated, constitute a Change in Control, then the term of this Plan automatically shall be extended until the date such agreement is abandoned or, if the agreement is consummated, the end of the Protection Period with respect to such Change in Control, whichever is applicable. For purposes of this Section 7.2, the term “agreement” shall mean the Company’s receipt, or distribution to a third party, of a written, credible offer, which, if consummated, would result in a Change in Control, and such “agreement” shall continue to apply for purposes of this Section 7.2 until the earlier of the date that the Change in Control is consummated, or the date that the Company makes an affirmative determination to no longer pursue the agreement.

7.3 Effect of Termination. If the Plan is terminated, each Eligible Employee shall have no further rights hereunder, and the Employer shall have no further obligations hereunder, except as otherwise specifically provided under the terms of the Plan; provided, however, that no termination shall diminish any vested accrued benefits arising from incurred but unpaid claims of Eligible Employee or Beneficiaries existing prior to the effective date of such termination. For avoidance of doubt, the effectiveness of a termination of the Plan shall be subject to the Plan term provisions of Section 7.2.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

8.1 Non-Disparagement. The Employee will be prohibited from making any untrue or defamatory statement, either with knowledge of such statement’s falsity or reckless disregard for such statement’s truth or falsity, oral or written, about the Employer, the Board, the Employer’s executives, its employees and its products or services during the Employee’s period of employment and thereafter. In particular, the Employee agrees not to make any untrue public or private statement, either with knowledge of such statement’s falsity or reckless disregard for the statement’s truth or falsity, including, but not limited to, social media postings, press releases, statements to journalists, employees and prospective employers, interviews, editorials, commentaries, speeches or conversations, that disparage or may disparage the Employer, the Board, the Employer’s executives, its employees and its products or services. Similarly, the Employer will instruct its executive leadership team to refrain from making any untrue or defamatory statements regarding the Employee. Nothing herein prohibits (a) compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt, (b) statements in response to an inquiry from a court or regulatory body, (c) statements or comments in rebuttal of media stories or alleged media stories, or (d) engaging in rights protected by Section 7 of the National Labor Relations Act, including but not limited to discussing wages with current or former Company employees, providing assistance to current or former Company employees regarding workplace issues, or from communicating with the National Labor Relations Board or other applicable legal forums, or from otherwise making protected disclosures under applicable whistleblower laws.

8.2 No Guarantee of Employment. Nothing herein shall alter the presumption of employment at will. Nothing herein shall be construed to be a contract between the Employer and an Employee, or to be consideration for or an inducement of the employment of any individual by the Employer. Nothing herein shall grant any Employee the right to be retained in the service of the Employer or limit in any way the right of the Employer to discharge or terminate the service of any Employee at any time, without regard to the effect such discharge or termination may have on any rights under the Plan.

8.3 Payments to Minors and Incompetents. If an Eligible Employee or beneficiary entitled to receive any benefits under the Plan is a minor, is determined by the Plan Administrator to be incompetent, or is adjudged by a court of competent jurisdiction to be legally incapable of giving valid receipt and discharge for benefits provided under the Plan, the Plan Administrator may pay such benefits to the duly appointed guardian or conservator of such person or to any third party who is authorized (as determined by the Plan Administrator) to receive any benefit under the Plan for the Eligible Employee or Beneficiary. Such payment shall fully discharge all liabilities and obligations of the Plan Administrator under the Plan with respect to such benefits.

8.4 No Vested Right to Benefits. No Eligible Employee, nor anyone claiming a benefit through such Eligible Employee, shall have any right to or interest in any benefits hereunder, except as specifically provided herein.

8.5 Non-alienation of Benefits. Except as the Plan Administrator may otherwise permit by rule or regulation, no interest in or benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt by an Employee to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void and of no effect; nor shall any interest in or benefit payable under the Plan be in any way subject to any legal or equitable process, including garnishment, attachment, levy, seizure, or lien. This provision shall be construed to provide each Employee, or other person claiming any interest or benefit in the Plan through an Employee, with the maximum protection afforded such Employee’s interest in the Plan (and benefits thereunder) by law against alienation or encumbrance and against any legal and equitable process, including garnishment, attachment, levy, seizure, or lien.

8.6 Jurisdiction. Except to the extent ERISA or any other federal law applies to the Plan and preempts state law, the Plan shall be construed, enforced, and administered according to the laws of the State of Texas without regard to its choice of law principles.

8.7 Severability. If any provision of the Plan is held illegal, invalid, or unenforceable for any reason, that holding shall not affect the remaining provisions of the Plan. Instead, the Plan shall be construed and enforced as if the illegal, invalid, or unenforceable provision had not been included herein.

8.8 Tax Withholding. The Employer may withhold from any amounts payable under this Plan such taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Employer may also withhold from such amounts any loans or other amounts due to the Employer by the Employee.

8.9 Overpayment. If, due to mistake or for any other reason, a Person receives benefits under the Plan in excess of what the Plan provides, that Person shall repay the overpayment to the Employer in a lump sum within thirty (30) days of notice of the amount of overpayment. If that Person fails to repay the overpayment, then without limiting any other remedies available to the Employer, the Employer may deduct the amount, to the extent allowable by law, of the overpayment from any other amounts payable to the Person. No benefit shall be payable under both the Plan and any other change in control plan or arrangement in effect prior to the adoption of the Plan. It is intended that this Plan will supersede any change in control plans or arrangements in effect prior to the adoption of this Plan.

8.10 Clawback. Notwithstanding anything to the contrary herein, all payments payable under this Plan shall be subject to recoupment in accordance with any recoupment policy that the Employer may adopt from time to time, to the extent any such policy is applicable to such compensation, including, without limitation, the Range Resources Corporation Clawback Policy (as may be amended from time to time). Any severance payments calculated based on payments that are subject to recoupment under such policies shall be adjusted to reflect post-recoupment amounts. For purposes of the foregoing, each Eligible Employee shall be deemed to have expressly and explicitly authorized the Employer’s recovery of any covered compensation through any method of recovery that the Employer deems appropriate, including by reducing any amount that is or may become payable under the Plan or otherwise. Each Eligible Employee further agrees to comply with any request or demand for repayment by the Employer in order to comply with such policies or applicable law.

8.11 Successors.

(a) This Plan shall be binding upon, and inure to the benefit of, the Employer, Employees, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

(b) The Employer will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise), to all or substantially all of the business or assets of the Employer, to expressly assume the Plan and to agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such agreement prior to the effectiveness of any such succession shall entitle Eligible Employees to compensation from the Employer in the same amount and on the same terms as they would be entitled to hereunder if they incurred an Involuntarily Termination immediately following a Change in Control.

8.12 Compliance with 409A. This Plan is intended be exempt from, or to comply with, Section 409A of the Code. Any provision of Section 409A that is required to be in the Plan is hereby incorporated by reference and if any provision herein is in conflict with Section 409A, the terms of Section 409A shall govern. Notwithstanding any of the foregoing to the contrary, none of the Employer or any of its officers, directors, members, employees, agents, advisors, predecessors, successors, or equity holders, shall have any liability for the failure of this Plan to be exempt from, or to comply with, the requirements of Section 409A of the Code. Each payment and/or benefit provided hereunder shall be a payment in a series of separate payments for purposes of Code Section 409A.

Executed on the 11th day of December 2024, to be effective as of the Effective Date.

RANGE RESOURCES CORPORATION

By: /s/ MARGARET DORMAN
Title: Chair, Compensation Committee
Range Board of Directors